Exhibits 11.1

CODE OF CONDUCT & COMPLIANCE AMBIPAR EMERGENCY RESPONSE

Exhibits 11.1

1.MESSAGE FROM THE MANAGEMENT
Ambipar Response Group seeks to constantly improve its Compliance Program, in order to achieve the highest standards of integrity, transparency and reliability in all its business and relationships.
The Code of Conduct applies to all employees, suppliers, administrators, representatives before, service providers and other business partners of companies (the “Covered Persons”), and should be a parameter for all decisions and actions developed in the business environment and related, directly or indirectly, to the companies of Ambipar Response Group. For the purposes of this Code, “Ambipar Response Group” means, collectively, Ambipar Emergency Response and all of its subsidiaries and affiliates.
In this sense, we believe that our sustainable growth remains connected with the ethical and transparent stance that we conduct the group’s business.
2.ORGANIZATIONAL INFORMATION
•MISSION: Contributing to companies and society to become sustainable, preserving the world for future generations.
•VISION: Being renowned as a global reference in integrated environmental solutions, focusing on the client.
•VALUES: Believing and making it happen. Entrepreneurship, professionalism, innovation, and sustainability.
3.RELATIONSHIP WITH THE ENVIRONMENT
With a strong presence in the market of integrated environmental solutions and emergency response, commitment and respect for the environment and sustainability are part of the Ambipar Response Group’s mission and values, which have always been sensitive to society’s demands regarding ecological concerns that affect the entire planet.
Its trajectory reveals technological evolution in integration with the environment and focus on the search for sustainable environmental solutions.
We guide our activities in strict compliance with environmental legislation and standards, seeking the optimization of the use of natural resources, sustainable development and the preservation of nature and biodiversity.
We communicate any environmental damage resulting from incidents or emergency situations to the competent authorities, customers and other stakeholders, adopting a collaborative approach in the forwarding of solutions.

Exhibits 11.1
4.MISSION AND VALUES
Ambipar Response Group bases the conduct of its business on strict ethical principles, built with respect to the laws and values that inform and affirm the group’s reputation.
The ethical principles and values of Ambipar Response Group are:
•Commitment to excellence in the performance of its activities and customer satisfaction.
•Correct and transparent relationship with its employees, third parties, customers and society in general.
•Commitment to the quality of the work environment, ensuring the physical and moral integrity of its employees.
•Integrity and honesty in conducting its business.
•Prohibition and zero tolerance for acts of corruption.
•Good corporate governance practices, good principles and accounting and management practices, clear, objective and timely communication with its investors and with the capital market.
•Respect to people regardless of their hierarchical position, origin, color, ethnicity, culture, age, income, physical capacity, religion and sexual orientation, rejecting any practice of discrimination.
5.OBJECTIVES OF THE CODE OF CONDUCT
The Code of Conduct is an instrument for the achievement of the Ambipar Response Group’s values and philosophy. It should be widely disseminated so that its precepts are extended and effectively observed on a day-to-day life by its employees, maintaining the coherence and consistency between what is written and what is practiced.
This Code of Conduct aims to guide the conduct of all parties involved, in adopting good practices in relationships and in the conduct of business, such as:
•Adopting measures and behaviors that ensure the adherence of corporate values to day- to-day corporate business practices and corporate relationships of the Ambipar Response Group and their administrators, managers and employees, in order to ensure responsible and ethical conduct.
•Ensuring that the Ambipar Response Group’s vision and mission develop in line with the public interest, and that the actions, conducts and attitudes of its employees are perceived as appropriate, correct and inspired by the common good.

Exhibits 11.1

•Directing relationships with shareholders, customers, suppliers, employees, communities in which it operates, competitors, controlled and affiliate companies, environment and other stakeholders, within the highest level of corporate responsibility.
•Contributing to each employee adoption of the Ambipar Response Group’s values as their own individual values.
6.APPLICATION OF THE CODE
This Code applies to the Ambipar Response Group, all of its employees, suppliers, administrators, representatives, service providers and other business partners.
While at the service of the Ambipar Response Group, both in internal relations, or in external relations, all employees, suppliers, administrators, representatives, service providers and other business partners of Ambipar Response Group must observe this Code, which must be considered for all decisions and actions developed in the business environment and related, directly or indirectly, with the Ambipar Response Group, within the scope of their roles and competences.
The lack of knowledge of a legal or normative obligation cannot be used as a defense against the possible consequences of misconduct, therefore, it is the responsibility of all to whom this policy is intended to know and ensure compliance, in addition to this Code, with the laws and rules in force and applicable to the professional activities they perform, presenting conduct strained with the highest standards of integrity.
All companies in Ambipar Response Group shall have tools to ensure compliance with the provisions of this Code. We expect our employees and directors to exercise good judgment to uphold these standards in their day-to-day activities and to comply with all applicable policies and procedures in the course of their relationship with Ambipar Response Group.
7.INTERNAL PUBLIC AND THE WORK ENVIRONMENT
We spend much of our lives dedicating ourselves to work. A precious time that must be lived in a healthy environment, inspired by integrity and harmony. An environment free of fear, disorder, intimidation, injustice and mistrust.
That is why it is essential for the organization and its employees:
•To know and comply with current legislation and regulations, in particular the rules for the protection of confidential information of the Ambipar Response Group, combating corruption, in addition to the internal policies of the Ambipar Response Group.
•To know, accept and ensure compliance with this Code of Conduct.
•To act with honesty, integrity, respect, loyalty, efficiency, transparency and impartiality with internal and external customers, respecting any individual differences.

Exhibits 11.1

•To exercise professional secrecy and keep confidential the strategic information to which they have access, as well as the relevant acts or facts not disclosed, except when authorized by the company, or by legal determination.
•To make a commitment not to use for its benefit or that of a third party any strategic information to which it has access to.
•To adopt appropriate posture and presentation for its insertion in the work environment and for the exercise of it role, in accordance with the guidelines established by the Ambipar Response Group. To not incur in situations or acts that characterize conflict of interests, that is, use its influence in order to benefit particular interests that are opposed to the interests of the company, and may cause damages or losses to the company.
•To ensure the proper use of the Ambipar Response Group’s assets entrusted to it.
•To use e-mail and internet access systems within the moral and ethical principles set forth in this Code. E-mail is subject to monitoring.
•To treat as confidential the information about intellectual property to which it has access as a result of the relationship maintained with the Ambipar Response Group.
•To limit the receipt of gifts in favor of employees to gifts of non-significant value, which do not characterize any influence on decisions regarding its activities and functions.
•To respect freedom of association with trade unions, churches, civil society entities and political parties.
•Not to use Ambipar Response Group’s assets and resources for private, political, trade union or religious matters.
•To refrain from activities or attitudes conflicting with the objectives and business of the Ambipar Response Group. In case of doubt, always consult immediate superior or the Ethics Committee.
•To communicate to the immediate superior the qualification of a company to provide services or conduct business with the Ambipar Response Group, which has in its corporate board or as an employee a member of its family.
•To report to the Ethics Committee any violations of this Code.

Exhibits 11.1

8.CONDUCTS THAT MAY IMPLY TERMINATION OF THE EMPLOYMENT CONTRACT OR BREACH OF COMMERCIAL RELATIONSHIP:
•To practice acts of rejection motivated by prejudice, violence or any discriminatory attitude of people due to sex, ethnicity, race, religion, income, age, sexual orientation, physical disability or reduced mobility.
•To engage in threat, blackmail, false testimony, bullying, sexual harassment or any other act contrary to the principles and commitments of this Code.
•To promise or to offer bribes, commission, gift or advantage of any kind, due to its duties within the Ambipar Response Group.
•To obtain undue advantages arising from the role or position held in the Ambipar Response Group, by accepting gifts or advantages on its behalf or of its family’s.
•To expose colleagues and/or subordinates to humiliating and embarrassing situations during the workday and in the exercise of its function, contaminating the organizational climate and destabilizing its relationship with the work environment and the Ambipar Response Group.
•To disclose confidential information, documents or pictures, without express authorization of the company and without the proper support of the company’s legal counsel, including through social media.
•To allow unauthorized persons to access to the company’s computerized systems, either through fraud or by using its personal password.
•To install programs on the company’s computers without authorization from the competent areas of the Ambipar Response Group.
•To compromise the business and partisan character of the organization.
•To perform any task under the effect of alcohol, psychotropic substances, illicit substances or any mode of narcotics.
•To practice gambling and/or the marketing of goods in the work environment.
•To practice, within the work environment and during working hours, political or religious proselytizing, as well as request resources from another collaborator(s) to any candidate, political party or religious institution.
•To use the information obtained from shareholders for personal benefit.
•To provide untrue information or official data.

Exhibits 11.1

9.AMBIPAR RESPONSE GROUP’S COMMITMENTS TO ITS EMPLOYEES:
•Strictly respect the rules applicable to the relevant relationship, observing the peculiarities and conditions of each country/locality.
•Promote working conditions that provide work, personal and family balance for all employees.
•Provide safety and health at work, providing all the conditions and all the necessary equipment for such finality.
•Ensure the right of refusal of its employees, accepting the suspension of their activities, if there is a serious and imminent risk to the life or physical integrity of you and/or others.
•Respect diversity and combat all forms of discrimination, not admitting discriminatory behavior in relation to race, nationality, sex, sexual orientation, age, religion, social position, income, opinion, political opinion, role or any other factor of individual differentiation.
•Protect confidentiality and prevent retaliation from all who identify and report conduct in disharmony with this Code, aiming to preserve rights and protect the neutrality of decisions.
10.HIRING STAFF
Ambipar Response Group seeks to quantitatively and qualitatively meet the its needs and corporate requirements with professionals with skills and competencies for the profiles required by the roles, disseminating objectively and clearly the available vacancies, which can be filled by the internal or external public, applying in the selection process good market practices, always aligned with the legal precepts of the country/locality.
It is noteworthy that the hiring of personnel, as a rule, is carried out internally, there is no hiring by third parties, agencies or specialized companies, guaranteeing the candidate the right to participate in selection processes without paying any fees or expenses, according to ethics and law.
Any hiring made by a specialized company shall observe the Group’s policy, in particular, regarding the prohibition of charging any amounts from candidates.
11.HIRING APPRENTICES
The hiring of minors is expressly forbidden, unless permitted by local legislation, in accordance with all legal requirements for such adoption.

Exhibits 11.1

12.REMUNERATION AND BENEFITS
The Ambipar Response Group seeks to remunerate and grant benefits to its employees in a fair and impartial manner, not allowing wage differentiation based on color, sex, sexual orientation, religion or other option or characteristic that is not specifically related to the technical requirements for the performance of the role, observing, in particular, the collective rules of each locality, respecting the legal rules regarding wage irreducibility, providing monthly payment receipts with the specification of all amounts paid.
13.TRAINING
The Ambipar Response Group promotes the training and continuous development of its employees, aligning them with the challenges and needs of the company, aiming at maximizing the balance between professional and personal life, informing and making available to all access to its policies.
14.LABOR AND UNION RELATIONS
Ambipar Response Group recognizes unions as legitimate representatives of its employees, and their activities are respected by company.
Ambipar Response Group’s objective is to make possible, permanently, through ethical and transparent attitudes, a channel of relationship with employees and their representative entities.
Employees are guaranteed free association with the respective union in accordance with the representative category and legal parameters, as well as, the access of the unions to the facilities of Ambipar Response Group whenever requested, observed the legal dictates on the subject.
15.MODERN ANTI-SLAVERY
The Ambipar Response Group does not admit the practice of any act that may characterize slavery, so that all work is properly remunerated and working conditions observe the exact terms of the law.
Likewise, the Ambipar Response Group does not maintain a business relationship/partnerships with companies (customers/suppliers) that do not observe its express anti-slavery position.
The retention of original documents of employees is expressly prohibit, as well as the unjustified wage reduction, in accordance with the existing laws in the countries in which the Ambipar Response Group operates.
In the same sense, the Ambipar Response Group stands against human trafficking and against any act that prevents the freedom of expression and movement of its employees.

Exhibits 11.1

Similarly, Ambipar Response Group suppliers and customers should also observe the company’s position on the subject. The proven breach of the Ambipar Response Group’s position on the subject may lead to the justified termination of the work contract of the person responsible for the offense or the commercial partnership.
16.PROHIBITION OF MORAL HARASSMENT
Ambipar Response Group prohibits any kind of verbal and/or physical coercion and humiliation, valuing the correct application of disciplinary measures prioritizing the educational character of such measures, in order to avoid the recurrence of the conduct practiced, according to the applicable labor agreement.
The application of disciplinary measures, including, but not limited to, verbal warnings, written notifications and suspensions, occurs within the legal parameters, observing the principle of equality, the gradation of penalties and discretion in the act of communication to the responsible party.
The motivated termination of the employment contract is the most severe penalty that can be adopted and is therefore carefully analyzed but applied when the legal requirements are met.
In cases of offense to the Code of Conduct, the company is referred to the Ethics Committee for analysis and direction of the disciplinary action to be applied that, depending on the severity of the act, may lead to the motivated termination of the employment contract.
The denunciation or communication of any irregularities may be communicated by employees to the Ethics Committee through the e-mail address ethics@ambipar.com or anonymously directly on the Ambipar Response Group website, in the field “Contact”.
The Ethics Committee guarantees the complainant anonymity as well as protection against any retaliation.
17.RESPECT FOR DIVERSITY
The Ambipar Response Group prohibits any kind of discriminatory act, valuing, in particular, the equality and diversity among its employees.
18.QUALITY RELATING TO THE WORKING ENVIRONMENT
The Ambipar Response Group provides its employees with an appropriate work environment, in compliance with technical standards on the subject, such as ventilation, luminosity, etc. It is the company’s commitment to supply and replace, whenever necessary, personal and collective protection equipment.
The analysis and the follow-up about the work environment is carried out by the company’s QSEH (Quality, Safety, Environment and Health) department.

Exhibits 11.1

19.AMBIPAR RESPONSE GROUP’S COMMITMENTS TO ITS SHAREHOLDERS
•To promote the open and direct communication with all shareholders, regardless of their equity stakes, providing information to monitor the activities and performance of the Ambipar Response Group’s companies, in a transparent manner, enabling their informed decision making.
•To treat confidential information with complete secrecy, safeguarding the company’s market reputation.
•To support shareholders in understanding investment proposals, capital increases and other topics that should be evaluated and deliberated by them.
•To ensure that accountability is based on qualitative and quantitative elements, identifiers of economic, financial, social, environmental and sustainability risks, and also commits to the defense, proposal and application of appropriate measures to eliminate or mitigate the risks involved.
20.COMMITMENTS OF AMBIPAR RESPONSE GROUP REGARDING ITS ACTIVITIES WITH RELATED PARTIES
•To ensure transparency and balance in the relations between the Ambipar Response Group’s companies, and that the information transmitted between them is accurate and true.
•To allow equal opportunities for all employees.
•To adopt strict and transparent procedures in the hiring of companies/suppliers that have, directly or indirectly, a shareholding or family relationship with the professionals of the Ambipar Response Group.
21.EXTERNAL RELATIONSHIPS
21.1Ambipar Response Group’s commitments to its customers:
▪To safeguard sensitive, private or confidential customer information.
▪To provide the services in a safe manner, alerting and proposing preventive measures in situations of exposure of the client to risk.
▪To maintain transparent relationships with their customers.
21.2Ambipar Response Group’s commitments to the communities in which its companies are located:
▪To stimulate attitudes of respect for people, their traditions and values.
▪To adopt and maintain a transparent process of defining social actions.

Exhibits 11.1

▪To respect the interests and needs of the communities in which it operates.
▪To collaborate with creating knowledge and technical information that can bring public benefits.
▪To preserve and guarantee the political freedom and expression of employees.
▪To guide Ambipar Response Group’s relationship with authorities, politicians and government officials by transparent, professional and correct attitudes, and any form of pressure or request by government officials, which does not correspond to this definition, should be immediately rejected and communicated to the company’s management.
▪To establish the relationship by respecting laws and conventions that deal with fundamental human rights and the protection of sustainability. In all its relationships, Ambipar Response Group must observe ethical, health, safety and respect standards for human rights and environmental responsibility.
22.COMMITMENTS OF AMBIPAR RESPONSE GROUP WITH ITS SUPPLIERS
•To select and hire suppliers and service providers based on strictly legal, technical, quality, cost, punctuality criteria.
•To require an ethical profile in its management practices and social and environmental responsibility, refusing suppliers who use unfair competition practices, child labor, labor analogous to slavery or other practices contrary to the principles of this Code, even verifying public certificates regarding the fulfillment of their legal obligations.
•To perform transparent pricing processes, through comparative and fair practices, such as: bidding, price quotation, reverse auction, etc.
•To provide to the employees of companies providing services, when active in the premises of the Ambipar Response Group, the same healthy and safe conditions at work, offered to their employees.
23.COMMITMENTS OF AMBIPAR RESPONSE GROUP WITH ITS COMPETITORS
The Ambipar Response Group respects free competition and free enterprise, forbidding any practice that goes against these precepts.
Thus, the company expressly observes the parameters established by the laws governing competition and antitrust laws, and any and all standards existing in the countries in which it operates related to this theme.
It is not permitted within the Ambipar Response Group, conducts aimed at limiting, distorting or impairing free competition and free enterprise, to dominate the relevant market for goods or services, arbitrarily increase profits, abuse a dominant position, make

Exhibits 11.1

tie-in sales in consumer relations, manipulate distribution channels and authorize the irregular formation of consortia, therefore, any practice of unfair competition and cartel formation will not be accepted.
Thus, the Ambipar Response Group is committed to:
•Guide the company’s performance based on continuous improvement of the quality of services and technological advances.
•Perpetuate the company in the role of contributing agent for the elevation of the standards of services provided in the markets in which it operates.
•Repudiate actions considered anticompetitive, monopolistic or contrary to good market practices.
24.COMBATING CORRUPTION
The Ambipar Response Group reinforces its commitment to combatting of acts of corruption or conduct aimed at personal benefit to the detriment of the company, society or government, entrusting its employees and all those who are related to the company to refrain from such practices.
The Ambipar Response Group strictly observes the relevant anti-corruption laws, regulations and legislation of the countries in which it operates and ensures for compliance with its Integrity and Compliance Program.
The Ambipar Response Group must also comply with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), which (1) prohibits bribery of a broadly-defined group of government officials; and (2) requires the maintaining of accurate and reasonably detailed books and accounting records, and the maintaining of a system of internal accounting controls. The FCPA can apply to Ambipar Response Group’s conduct both within and outside the United States.
The Ambipar Response Group must also comply with the Brazilian Anti-Corruption Act (Law No. 12,846/2013), which provides for the administrative and civil liabilities of the companies for the practice of acts against national or foreign public administration. The Brazilian Anti-Corruption Act can apply to Ambipar Response Group’s conduct both within and outside the Brazil.
The Ambipar Response Group must also comply with the United Kingdom Bribery Act 2010 (“UKBA”), which (1) prohibits bribery of government officials and (2) prohibits commercial bribery. The UKBA also contains a strict liability offense for a company failing to prevent bribery by persons associated with it. The UKBA can apply to Ambipar Response Group’s conduct both within and outside the United Kingdom.
It is important for the Ambipar Response Group’s employees to read and understand the Anti-Corruption and Anti-Money Laundering Policy for further details regarding compliance with applicable anti-corruption laws.

Exhibits 11.1

In order to avoid the occurrence of corruption practices, the Group observes and applies its Anti-Corruption and Anti-Money Laundering Policy, conducts training and observes the legislation applicable to each country in which it operates.
25.COMMITMENTS OF AMBIPAR RESPONSE GROUP WITH THE ENVIRONMENT
•To guide all activities in strict compliance with environmental legislation and standards, seeking optimization in the use of natural resources.
•Sustainable development, the preservation of nature and biodiversity.
•To communicate possible environmental damage resulting from emergency situations to the entities, customers and other stakeholders, adopting a collaborative posture in providing solutions.
26.POLITICAL RELATIONSHIPS
Ambipar Response Group may participate in the discussion of public policies related to activities that develops and other topics of relevant interest to society, provided that its board of directors decides so, and that such support is made in close compliance with current legislation. Ambipar Response Group will not make financial contributions to political parties or political campaigns. While employees may participate in or donate to political campaigns in their personal capacity, they are prohibited from doing so on behalf of the Ambipar Response Group without prior approval in writing of the Legal Department.
27.DONATIONS
Donations will be appreciated and carried out observing the express prohibitions contained this Code, as well as, the highest standard of transparency, integrity and legality.
Donations may not be offered, promised or granted for the purpose of obtaining inadequate advantage or for the purpose of influencing the action of any person, whether government official, supplier, third party, among others.
Donations for social purposes can occur in different modalities, such as, financial contributions, volunteering, sport, leisure, professional projects, among others.
It is expressly prohibited to make donations to non-profit organizations that have a history of involvement in corruption or fraud, as well as, for the organizations administered, directly or indirectly, by politically exposed persons or by government officials, who have their activities related to Ambipar Response Group.
Ambipar Response Group may make donations in order to establish an institutional relationship, either through cooperation, partnership or support to cultural, scientific, educational and public entities, provided that they are in accordance with the company’s strategic objectives and values.

Exhibits 11.1

The requests for these donations must be documented and forwarded to the Ethics Committee, responsible for validating whether the purpose and the aim of the donation are in accordance with the business strategy and values of Ambipar Response Group.
In the event that the request for donations is made by public entities, a letter must be sent duly signed by the government official responsible for the management of the intended donation, indicating the aim and purpose of the donation, to the attention of the Ethics Committee.
Upon receipt of the donation request, the Ethics Committee will request the Compliance area to conduct due diligence in order to verify the risks and impacts related to compliance and anti-corruption rules, conflict of interest and adherence to this Policy, issuing an opinion about the feasibility or not of the donation.
The beneficiary entities must prove the application and effectiveness of the donation received through the accountability procedure.
It is established that donations to public entities will only be made if they comply with the guidelines of this Code.
28.SPONSORSHIPS
Ambipar Response Group may sponsor entities and projects with the aim of promoting and strengthening the knowledge of its brand and strengthening communication with its customers, suppliers and society.
All areas of the Ambipar Response Group may suggest entities and projects to be sponsored, being the Ethics Committee responsible for deliberating, formalizing and managing the sponsorships.
It is expressly prohibited to offer sponsorship with the purpose of obtaining undue advantage or influence the action of any person, whether government official, supplier, third party, among others, regardless of the suitability of the entity to be favored.
Likewise, sponsorship is prohibited for entities that have a history of involvement in corruption or fraud or that are managed, directly and indirectly, by politically exposed persons or by government officials whose activities are related to the Ambipar Response Group’s business.
In the event that an entity to be benefited is managed by politically exposed persons or government officials, but its activities are not connected to the Ambipar Response Group’s business, the donation will be possible, provided that it is approved by the Compliance department.
It is established that the contracts executed with the entities benefiting from sponsorships offered by Ambipar Response Group must expressly contain the anticorruption clause, as well as, the obligation to strictly observe the Ambipar Response Group’s Code of Conduct and the legislation in force in the country of its concession.

Exhibits 11.1

29.GIVING AND RECEIVING GIFTS, PRESENTS AND HOSPITALITY
No Covered Person is allowed to receive or offer promotional gifts, of a value exceeding US$50.00 or its equivalent in other currencies.
The following items are considered promotional gifts: calendars, pens, or other small-scale items that bear the logo of the supplier/partner company.
Items that are not in any of these categories must not be accepted or offered except as provided below.
Offer cash gifts, through family members or third parties related to the team or that may be interpreted as a way to affect the impartial criteria of the recipient, for favoring negotiations, are expressly forbidden and any attempt by third parties to make such types of cash gifts should be reported to the Ethics Committee.
Items worth more than US$50.00 or its equivalent in other currencies (or its equivalent in other currencies) are considered gifts and can only be accepted or offered after obtaining prior written approval by the Ethics Committee. In the event of refusal, the return of the item must be documented and the return letter must be sent to the Ethics Committee.
It is expressly forbidden to offer or receive gifts or hospitality from government officials.
Regarding hospitality, it can only be offered or accepted after obtaining prior written approval from the Ethics Committee. Hospitality is understood as meals, modest entertainment, and travel benefits.
As with all company transactions, all gifts, hospitality, and entertainment must be completely and accurately recorded in the Ambipar Response Group’s books and accounting records. Mischaracterization of such expenses is strictly prohibited and can result in disciplinary action for those involved.
30.ETHICS COMMITTEE
The Ethics Committee is responsible for defining and disseminating the ethical values and principles that guide the professional conduct of the Ambipar Response Group and its employees. It is up to this committee to endorse the occurrences of violations of established principles, to determine the most appropriate corrective action and to reduce the subjectivity of personal interpretations on moral and ethical principles.
The committee shall disclose to all interested parties the content of this Code, encouraging them to respect ethical principles and to fulfill the commitment to conduct defined therein. In addition, it will guarantee the confidentiality of information received and ensure that complaints are responded.
The members of the Ethics Committee are responsible for the application and legitimation of this Code. The committee will meet regularly to review this Code, as well as to evaluate quantitatively and qualitatively the occurrences analyzed in the period, seeking its

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continuous improvement. The cases will be analyzed in extraordinary meetings, specifically scheduled for the analysis of the complaints received, and their recommendations or determinations will be forwarded to the proper implementation in the appropriate instance(s) of the company(s) involved(s).
The Code, its updates and changes should be widely disseminated to all employees, being made available in electronic version.
Any ideas and suggestions for improving the Code of Conduct and other mechanisms in the Compliance Program of Ambipar Response Group are desirable and may be forwarded ethics@ambipar.com.
31.ADMINISTRATION OF THE CODE OF CONDUCT
31.1Approval:
This Code of Conduct and its amendments shall be approved by the board of directors.
31.2Management:
The management and application of this Code is the responsibility of the Ethics Committee, responsible, within the scope of Ambipar Response Group, for evaluating its use and relevance, promoting its performance and improvement, when applicable. The revision of this Code shall be made at least every two years, or whenever deemed necessary, through the coordination of the Committee.
The Ethics Committee shall guide and monitor the actions necessary for its disclosure and dissemination, in addition to judging cases of violation of this Code, forwarding reports to the board of directors. In addition, it must decide on doubts of interpretation of the same, when requested. The members of the Ethics Committee must be appointed by the Board of Directors of the Company.
The composition of the committee and the form of contact with its members should be broadly and formally disseminated, ensuring that all interested parties have knowledge.
31.3Trainings:
Ambipar Response Group will conduct, at least once a year, mandatory training and other initiatives to raise awareness among all workers for qualification and awareness of the conducts, principles and rules established in this Code and more group standards and policies.
31.4Queries and situations of violation:
The provisions of this document allow a large part of the situation to be evaluated, but do not necessarily detail all the problems that may arise during the day-to-day life of companies. Therefore, doubts may eventually arise about what should be the most correct conduct to be adopted.

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The immediate superior shall be notified whenever there is doubt or knowledge of facts that violate the provisions of this Code or that may violate.
When, for any reason it is not possible or convenient to communicate to the immediate superior, or when this has already occurred without effect, the contact must be made directly with the Ethics Committee, through the Ethics Channel of Ambipar Response Group, through the e-mail: ethics@ambipar.com
The Ambipar Response Group’s Ethics Channel is open to receiving internal and external complaints regarding non-compliance with the Code, policies, legislation and regulations applicable to the company’s activities. The Ethics Channel will be widely disseminated to the internal and external public, via intranet, website and/or own document.
Ambipar Response Group’s Ethics Channel is managed internally, ensuring the secrecy and confidentiality of contact and reporting, when requested, and no form of reprisal or retaliation is allowed to those who report suspected violation of this Code.
Any reprisal or retaliation to the complainant in good faith characterizes an express violation of Ambipar Response Group’s Code of Conduct & Compliance and should be promptly communicated to the company’s Ethics Channel.
Once the reprisal or retaliation is proven, the offender will be subject to the disciplinary measures of this Code, and may thus have his work or eventual partnership maintained with the Ambipar Response Group motivated terminated.
31.5Consequences of the violation and disciplinary measures:
Failure to comply with the principles and precepts of this Code by employees exposes the offender disciplinary actions that may generate the application of disciplinary measures such as (1) oral and written warning; (2) suspension; (3) dismissal; (4) legal measures related to the compensation of damages, without prejudice to the civil and criminal liabilities arising from the applicable legal provisions.
Failure to comply with the principles and precepts of this Code by suppliers/partners/service providers may result in the justified termination of the contract between the parties.
31.6The forecast for independent compliance contracting
The possibility of contracting independent compliance is expressly provided for possible analysis and investigation of a complex situation or involving members of the Ethics Committee.
32.FINAL CONSIDERATIONS
The implementation of this Code is based on the relationship of mutual trust, cooperation and solidarity existing among all stakeholders, and everyone is expected to act in an

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integrated and coherent manner in conducting their relationships and their business with the different interest groups, ensuring articulation for common success.

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TERM OF RESPONSIBILITY AND COMMITMENT

São Paulo,     de    2025.

Name:
Company:

I declare, for the proper purposes, to be aware of all the conditions and information contained in the Code of Conduct of the Ambipar Response Group, and that I was guided by the Human Resources Department, my immediate superior or contractor to read it carefully, respect it and comply with it faithfully in full, always consulting future updates available on the Ambipar Response Group’s Intranet.
In case of total or partial non-compliance with the established rules and/or any of the obligations set forth in the Code of Conduct, disciplinary sanctions may be generated, including dismissal. For service providers/partners, inattention to the rules contained in this Code may lead to termination of the existing contract between the parties.

Employee/partner/supplier subscription